PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
February 5, 2008	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
 APPOINTMENT OF THOMAS AKIN AS CHIEF EXECUTIVE OFFICER;
DECLARATION OF COMMON DIVIDEND OF $0.10 PER COMMON SHARE; AND
SALE OF TAX LIENS FOR $1.625 MILLION

Dynex Capital, Inc. (NYSE: DX) today announced that the Board of Directors has appointed Thomas B. Akin, Chairman, as Chief Executive Officer of the Company effective immediately.  Mr. Akin will also remain Chairman of the Board after the appointment.  The Company also announced that the Board of Directors declared a dividend of $0.10 per common share, payable on February 29, 2008, to shareholders of record as of February 15, 2008.  Finally, the Company announced that its indirect subsidiary, GLS Capital, Inc. received $1.625 million from Allegheny County, PA for the sale of substantially all of the remaining tax liens that GLS Capital previously owned in Allegheny County.

 The Company expects to release its fourth quarter and annual 2007 results on February 12, 2008, and have a call with its shareholders on February 13, 2008 at 10:00 a.m. EST to discuss the results.  Dial-in information with respect to the call will be included in the release announcing the fourth quarter results.

Mr. Akin, Chairman, commented, “I appreciate the Board’s confidence in me to lead Dynex forward as the Company grows and diversifies its investment strategies.  The current investment environment is quite friendly to a mortgage REIT investment strategy, and I look forward to the opportunity.  Notwithstanding our net operating loss carryforward, the declaration of a $0.10 common dividend reflects the Board’s confidence in the financial strength of the Company and the significant opportunities to invest our capital on an accretive basis going forward.  We appreciate our shareholders patience over the recent past as we waited for the investment cycle to improve.  We are excited about the prospects for Dynex and look forward to growing the Company and increasing value for our shareholders.”

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” “opportunities,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, and other reports filed with and furnished to the Securities and Exchange Commission.

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